Exhibit 99.1

Cherokee Inc.	Integrated Corporate Relations, Inc.
6835 Valjean Ave.	12121 Wilshire Blvd. #300
Van Nuys, CA 91406	Los Angeles, CA 90025
(818) 908-9868	(310) 954-1100
Contact: Russell J. Riopelle, Chief Financial Officer	Contact: Andrew Greenebaum

For Immediate Release:

Cherokee Inc. Reports 2nd Quarter Fiscal 2008 Results

•                  Worldwide royalties from the Cherokee brand grew by 5.6%, reaching highest level ever for a 2nd Quarter

•                  Geographic diversification expands as international royalties comprise 53% of total 2nd Quarter revenues

VAN NUYS, CA (September 12, 2007) —  Cherokee Inc. (NASDAQ:  CHKE), a leading global licensor and brand management company, today reported its revenue and earnings for its second quarter ended August 4, 2007 (“Second Quarter”).  Net revenues for the three months ended August 4, 2007 totaled $11.9 million, compared to revenues of $12.4 million in the comparable period last year.  Net earnings for the three months ended August 4, 2007 totaled $4.9 million, or $0.55 per diluted share, compared to $4.9 million, or $0.56 per diluted share, in the year ago period.  This year’s Second Quarter revenues do not include any royalty revenues from Mossimo because this contract was sold/terminated during the fourth quarter of fiscal 2007 (Mossimo accounted for $0.8 million in revenues and $0.06 in earnings per diluted share in the second quarter of last year).  The Company ended the quarter with cash and equivalents of $21.4 million, net receivables of $10.9 million and no debt.  The Company’s Second Quarter revenues also benefited from favorable exchange rate comparisons in royalties from most of its international licensees.

Selling, general and administrative expenses for the Second Quarter were $4.2 million, which is similar to the $4.18 million in the comparable period last year, primarily due to nominal increases in various expense categories.  Interest and other income for the Second Quarter totaled $250,000 versus the $139,000 reported last year, with the increase primarily attributable to higher cash balances.

Howard Siegel, President of Cherokee, stated, “We are pleased to report revenues from our Cherokee brand totaled $11.3 million in our Second Quarter, up 5.6% over the prior year, and representing our highest level ever for a second quarter.  In addition, we experienced another record quarter of growth in our international business — which accounted for 53% of our total royalty revenues in the Second Quarter.  Royalties from our U.S. licensee, Target Stores, declined by 8.4%, while Tesco (U.K. and Central Europe) grew by 24.5% in our Second Quarter.  We are particularly pleased with the many new territories that we have expanded to over the last 12-18 months.  They represented approximately 10% of our royalties in the Second Quarter, and are expected to continue to grow.  These include the Czech Republic, Slovakia, Poland and Hungary with Tesco; Mexico with Comercial Mexicana, and South Africa with Pick ‘n Pay.  In addition, we are looking forward to the launch of our Cherokee brand in several Middle Eastern countries with Fawaz Al Hokair, in Chile and Peru with Falabella’s Tottus Stores, and our future launch in China and other Asian territories with Tesco.  Our ‘World Branding’ strategy for Cherokee is being successfully realized, and should provide further geographic diversification to our royalty stream.  We will continue to pursue global opportunities for our brands, and are excited about further growing Cherokee throughout the world.”

Robert Margolis, Chairman and CEO, said, “We continue to successfully evolve, diversify and grow Cherokee.  Our strategy of expanding our group of brands and retail partners, while consistently delivering strong financial results, is our key focus and will continue to be so.”

Russell J. Riopelle, Chief Financial Officer, added, “We once again finished the quarter in another very strong cash position and with no debt.  In addition to the $0.75 per share dividend paid to shareholders in June, we will pay another dividend of $0.75 per share on September 15th, evidencing continued execution of our goal of returning profits to shareholders.”

About Cherokee Inc.

Cherokee Inc., based in Van Nuys, is a marketer, licensor and manager of a variety of brands it owns (Cherokee, Sideout, Carole Little and others) and represents.  Currently, Cherokee has licensing agreements in a number of categories, including family apparel, fashion accessories and footwear, as well as home furnishings and recreational products.  Premier clients for the Cherokee brand around the world include Target Stores (U.S.), Tesco (U.K., Ireland and certain other European and Asian countries), Zellers (Canada), Pick ‘n Pay (South Africa), Fawaz Al Hokair (Middle East), S.A.C.I. Falabella (Chile and Peru) and Comercial Mexicana (Mexico).  Premier clients for Cherokee’s Sideout brand include Mervyn’s (U.S.) and Shanghai Bolderway (China), and for Cherokee’s Carole Little brands include TJX Companies (U.S., Canada and Europe).

Statements included within this news release that are not historical in nature constitute forward-looking statements for the purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995.  When used, the words “anticipates”, “believes”, “expects”, “may”, “should” and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements included in this press release involve known and unknown risk and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks and uncertainties, include, but are not limited to, the effect of national and regional economic conditions, the financial condition of the apparel industry and the retail industry, the overall level of consumer spending, the effect of intense competition in the industry in which the Company operates, adverse changes in licensee or consumer acceptance of products bearing the Company’s brands as a result of fashion trends or otherwise, the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee and Sideout branded products, the Company’s dependence on two licensees for most of the Company’s revenues, the Company’s dependence on its key management personnel, and adverse determinations of claims, liabilities or litigations.  A further list and description of these risk, uncertainties and other matters can be found in the Company’s Annual Report on Forms 10-K for Fiscal Year 2007, and in its periodic reports on Forms 10-Q and 8-K (if any).  Undue reliance should not be placed on the forward-looking statements contained herein because some or all of them may turn out to be wrong.  The Company disclaims any intent or obligation to update any of the forward-looking statements contained herein to reflect future events and developments.

CHEROKEE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited

	Three months ended		Six months ended
	August 4, 2007	July 29, 2006	August 4, 2007	July 29, 2006
Royalty revenues	$11,901,000	$12,409,000	$23,942,000	$25,637,000
Selling, general and administrative expenses	4,199,000	4,176,000	8,119,000	7,711,000

Operating income	7,702,000	8,233,000	15,823,000	17,926,000

Other income:
Investment and interest income	250,000	139,000	675,000	266,000

Total other income	250,000	139,000	675,000	266,000

Income before income taxes	7,952,000	8,372,000	16,498,000	18,192,000

Income tax provision	3,044,000	3,430,000	6,574,000	7,336,000

Net income	$4,908,000	$4,942,000	$9,924,000	$10,856,000

Basic earnings per share	$0.55	$0.56	$1.12	$1.23

Diluted earnings per share	$0.55	$0.56	$1.11	$1.23

Weighted average shares outstanding
Basic	8,911,513	8,796,865	8,881,552	8,792,171

Diluted	8,955,197	8,850,431	8,932,224	8,848,263

Effective Tax Rate	38.3%	41.0%	39.9%	40.3%

CHEROKEE INC.
CONSOLIDATED BALANCE SHEETS
Unaudited

	August 4, 2007	February 3, 2007
Assets
Current assets:
Cash and cash equivalents	$21,381,000	$44,565,000
Receivables	10,887,000	7,246,000
Taxes receivable	9,874,000	—
Prepaid expenses and other current assets	174,000	227,000
Deferred tax asset	1,260,000	1,792,000
Total current assets	43,576,000	53,830,000

Deferred tax asset	1,061,000	1,009,000

Property and equipment, net of accumulated depreciation of $634000 and $596,000, respectively	210,000	216,000
Trademarks, net	10,692,000	7,232,000

Other assets	15,000	15,000
Total assets	$55,554,000	$62,302,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	929,000	927,000
Accrued compensation payable	2,268,000	8,590,000
Income taxes payable	9,692,000	10,023,000
Accrued dividends payable	6,684,000	6,627,000

Total current liabilities	19,573,000	26,167,000

Stockholders’ Equity:
Preferred stock, $.02 par value, 1,000,000 shares authorized None issued and outstanding	—	—
Common stock, $.02 par value, 20,000,000 shares authorized, 8,912,235 and 8,834,310 shares issued and outstanding at August 4, 2007 and at February 3, 2007, respectively	178,000	176,000
Additional paid-in capital	15,635,000	11,960,000
Retained earnings	20,168,000	23,999,000
Stockholders’ equity	35,981,000	36,135,000
Total liabilities and stockholders’ equity	$55,554,000	$62,302,000